UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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GENZYME CORPORATION
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May 6, 2010

Dear Fellow Shareholder:

Over the past 29 years, Genzyme has evolved from a biotechnology pioneer into one of the industry’s most valuable companies by developing breakthrough medicines for patients with serious unmet medical needs.  Our company has demonstrated resilient and long-term growth — generating 19% compounded annual revenue growth over the past 10 years — and we are excited about the opportunities currently available to Genzyme and its shareholders.

In this letter, I would like to address:

•                  the important opportunities we are pursuing to increase the value of your investment;

•                  the actions we are taking to establish best-in-class manufacturing capabilities;

•                  the significant changes we have made in Genzyme’s Board and management structure to ensure that your company is well positioned to address its opportunities; and, lastly,

•                  the unfortunate, opportunistic attempt by Carl Icahn to replace your company’s highly experienced independent directors with himself and other handpicked nominees who have fundamental conflicts of interest.

At your company’s upcoming Annual Meeting we are seeking your support FOR your Board of Directors’ highly qualified nominees.  We urge you to vote today using the enclosed WHITE proxy card — by telephone, by Internet, or by signing, dating and returning the proxy card in the postage-paid envelope provided.  Your vote is important.

THE GENZYME VALUE OPPORTUNITY

As one of the world’s leading biotechnology companies, and the #1 provider of products for genetic diseases, Genzyme is dedicated to helping people with serious diseases.  Genzyme has developed advanced treatments and technologies in the areas of rare and inherited disorders, kidney disease, orthopedics, cancer, transplant and immune disease, and diagnostic testing, and today has twelve #1 products helping patients in approximately 100 countries.

As most of Genzyme’s products are in their growth phases, we expect our track record of consistent revenue growth to continue.  Our strong confidence in the company’s portfolio is reflected in a series of recent developments, including the rapid acceptance by patients and physicians of Synvisc-One, our treatment for osteoarthritis knee pain, and growing demand for Renvela for hyperphosphatemia in both dialysis and pre-dialysis patients in Europe.  Also, our marketing application for Lumizyme, our treatment for Pompe disease, produced at the 4000-liter scale, will be reviewed by the FDA on June 17.

Genzyme’s deep pipeline of innovative therapies also continues to advance.  A notable recent development was the completion of enrollment of two phase 3 studies of alemtuzumab in multiple sclerosis (MS), our largest development effort and a product that holds the potential to transform the standard-of-care for this disease.  Four-year data from a phase 2 study showed significant improvements in efficacy and a better treatment regimen, and phase 3 results are expected next year.  As we anticipate a launch of alemtuzumab for MS in 2012, Genzyme currently has begun development of its overall market strategy for the product.

We believe these therapies are compelling and provide important opportunities to increase the value of your investment.

COMMITTED TO BEST-IN-CLASS MANUFACTURING

As you may know, our long-term record of superior value creation was recently impacted by challenges at our Allston Landing manufacturing facility.  We immediately took action to address the manufacturing issues at the plant and implemented a plan designed to assure uninterrupted supply for the future.  Genzyme recruited two world-class industry leaders in both manufacturing and quality, and our expanded team is working with a leading quality assurance advisory firm to implement enhancements to our risk management and other aspects of the company’s operations.

Our swift action has delivered results over the past several months.  The Allston facility is transitioning to full production output, moving toward our paramount goal of ensuring a sustainable supply of both Cerezyme and Fabrazyme, our treatments for Gaucher disease and Fabry disease.  We also are working constructively with the FDA in connection with our Allston plant, and are benefitting from the input of our outside experts and new senior leaders in manufacturing and quality who have extensive experience working with the FDA under similar circumstances.  We will provide you with an update upon finalization of the consent decree with the agency.

NEW TALENT AND EXPERIENCE HAS BEEN ADDED TO THE GENZYME TEAM

Over the past year, Genzyme has added new members to its Board and management team, positioning the company to respond effectively to its opportunities.  Appointments include:

•                  Robert Bertolini, the former CFO of Schering-Plough, who was part of the Schering-Plough management team that led its turnaround, including emerging successfully following a consent decree, joined the Board in December.  Mr. Bertolini chairs the Audit Committee of the Board;

•                  Ralph Whitworth, the co-founder of Relational Investors, a private investment fund that began investing in Genzyme shares in late 2008 and which is one of Genzyme’s largest shareholders, joined the Board in April.  Mr. Whitworth chairs a newly constituted Strategic Planning and Capital Allocation Committee;

•                  Gail Boudreaux has been named to chair a new Risk Oversight Committee of the Board that is now primarily responsible for overseeing our risk management process for risks to the enterprise outside the scope of audit or compensation committee oversight;

•                  David Meeker has been named Chief Operating Officer, a newly created position; and,

•                  Scott Canute and Ron Branning have been recruited to lead manufacturing and quality, respectively.  These world-class leaders in manufacturing bring a wealth of proven experience in overseeing global manufacturing operations, working with the FDA and establishing best-in-class standards.

In addition, we have strengthened the role of Lead Director and determined to add another independent member to the Board with extensive experience in biotechnology manufacturing.  And, new compensation policies, designed to tie executive compensation more directly to key measures driving value creation for shareholders, have been adopted.

ICAHN NOMINEES’ CONFLICTS RAISE SERIOUS CONCERNS

With new independent directors and new, world-class leaders in manufacturing, Genzyme is gaining momentum and is poised to build value for shareholders.  Against this backdrop, it is unfortunate that Carl Icahn is opportunistically attempting to replace highly experienced independent directors with his own handpicked nominees who offer no experience or expertise in experience in biotechnology manufacturing and who also are burdened by fundamental and significant conflicts of interest.

Specifically, Mr. Icahn has a substantial interest in a Genzyme competitor, Biogen Idec, and his nominees Alex Denner and Richard Mulligan sit on the Biogen Idec board, which compromises their ability to serve as independent directors of Genzyme, or to act in Genzyme shareholders’ best interests.  The election of Dr. Denner or Dr. Mulligan would produce a violation of the Clayton Act, which prohibits individuals from serving simultaneously on boards of competitors.

Genzyme and Biogen Idec directly compete in the oncology market today.  Furthermore, the development of alemtuzumab for MS, Genzyme’s most important pipeline product, makes it likely that Genzyme and Biogen Idec will be close competitors in the MS market, where your company’s product has the potential to fundamentally alter the treatment of this disease — directly threatening Biogen Idec’s main products Avonex and Tysabri and the revenues generated by them.  Even with the best intentions, Mr. Icahn, Mr. Denner and Dr. Mulligan would not be able to participate in important decisions the Genzyme board faces over the next year.

THE FUTURE OF YOUR INVESTMENT IS AT STAKE

Vote TODAY to protect your investment — by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card.

Thank you for your support.

Sincerely,

Henri Termeer

Chairman and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:  (888) 750-5835

Banks and Brokers Call Collect:  (212) 750-5833

IMPORTANT

We urge you NOT to sign any Gold proxy card sent to you by the Icahn Entities.

Important Information

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement before making any voting or investment decision because the definitive proxy statement contains important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. A copy of the company’s definitive proxy statement is available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.

This letter contains forward-looking statements regarding Genzyme’s financial outlook and business plans including, without limitation, statements regarding: plans to increase shareholder value; plans to establish best-in-class manufacturing capabilities; its ability to conclude negotiation of a consent decree with the FDA and the terms of such consent decree; its expectations of continuing revenue growth; its expectations for commercial success of Synvisc-One and Renvela, the timing of regulatory review of Lumizyme, plans to launch alemtuzumab for MS in 2012; its expectations on the timing of the availability of data from the alemtuzumab for MS trials; the potential for alemtuzumab for MS, including its efficacy, market positioning and competition with existing therapies; and plans to ensure sustainable supplies of Cerezyme and Fabrazyme.  These statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among others: that the FDA does not review Lumizyme in the expected timeframe, manufacturing productivity of Fabrazyme does not increase as anticipated, the reliability of Cerezyme supply cannot be established as anticipated;  that production of Fabrazyme and Cerezyme does not continue as planned due to any reason, including bacterial or viral contamination, mechanical failures, cell growth at lower than expected levels, fill/finish inefficiencies, or regulatory issues; that Genzyme is not able to successfully complete clinical development and obtain regulatory approvals of its product candidates within anticipated timeframes and for anticipated indications, including alemtuzumab for MS, for any reason, including trial results that are not as favorable as expected and safety profiles that reduce the potential target population; that Genzyme cannot effectively compete against alternative treatments and maintain or grow market share for its products; that the estimates of the size and characteristics of the markets to be addressed by Genzyme’s products and services are not accurate; that Genzyme is unable to successfully identify and market to new patients and to expand sales and marketing teams in existing and new markets; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors referred to under the caption “Risk Factors” in Genzyme’s Annual Report on Form 10-K for the year ended December 31, 2009.  Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this letter. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise these statements.